UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2017

Walter Investment Management Corp.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001- 13417	13-3950486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Virginia Drive, Suite 100

Fort Washington, PA 19034

(Address of principal executive offices, including zip code)

(844) 714-8603

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, Walter Investment Management Corp. (“WIMC”) has entered into (i) an Amended and Restated Restructuring Support Agreement (as amended, the “Term Lender RSA”) with lenders holding, as of October 20, 2017, more than 48% of the loans and/or commitments outstanding under the Credit Agreement, and (ii) a Restructuring Support Agreement (together with the Term Lender RSA, the “RSAs”) with senior unsecured noteholders holding, as of October 20, 2017, more than 50% of the Senior Notes. Pursuant to the RSAs, WIMC has agreed to a restructuring of its capital structure that is contemplated to be implemented through a chapter 11 proceeding consistent with the terms and subject to the conditions set forth in the RSAs (the “Restructuring”). Capitalized terms that are used but not otherwise defined herein have the meaning ascribed to them in the relevant agreement.

Credit Suisse Amendment

On October 18, 2017, Ditech Financial LLC (“Ditech”), a wholly-owned, indirect subsidiary of WIMC, and WIMC entered into Amendment No. 3 (the “CS-Ditech Amendment”) to the Amended and Restated Master Repurchase Agreement, dated as of November 18, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Ditech Repurchase Agreement”) among Credit Suisse First Boston Mortgage Capital LLC (the “Administrative Agent”), Credit Suisse AG, acting through its Cayman Islands Branch, as committed buyer and buyer, Alpine Securitization Ltd, as buyer, Ditech, as seller and WIMC, as guarantor, and a related side letter amendment (together with the Ditech Repurchase Agreement, the “CS-Ditech Facility”), pursuant to which, among other things, the committed portion of the CS-Ditech Facility was increased from $250 million to $400 million, with the total capacity remaining at $500 million.

The CS-Ditech Facility was also amended to provide for the following additional events of default: (i) an event of default under the RMS Repurchase Agreement; and (ii) failure to execute a margin, netting, and set-off agreement among Credit Suisse Securities (USA) LLC and the Administrative Agent (collectively, “CS”) (and with respect to CS, any Person who, directly or indirectly is in control of, or is controlled by, or is under common control with CS), Ditech, Reverse Mortgage Solutions, Inc., a wholly-owned, indirect subsidiary of WIMC (“RMS”), and RMS REO BRC, LLC, a wholly-owned subsidiary of RMS (together with RMS, the “RMS Parties”), and acknowledged by WIMC (the “Netting Agreement”), in form and substance reasonably acceptable to the Administrative Agent, on or prior to December 1, 2017. The Netting Agreement is contemplated to provide for CS to have certain margin, netting and/or set-off rights with respect to property and/or funds held, pledged or otherwise owned or owing to CS in connection with obligations of Ditech and the RMS Parties under various existing or future lending, repurchase or derivative agreements entered into between or among any of CS, Ditech and/or the RMS Parties. The effect of such an arrangement may provide for, among other things, cross-collateralization between assets of Ditech and the RMS Parties.

Additionally, the Termination Date of the CS-Ditech Facility was extended from November 17, 2017 to December 29, 2017, upon satisfaction of the following conditions (the “Extension Conditions”): (i) no Event of Default has occurred and is continuing; and (ii) receipt by the Administrative Agent of (x) copies of duly executed and delivered RSAs, which shall not contain any material inconsistencies with the drafts provided by WIMC to the Administrative Agent on or prior to the date of the CS-Ditech Facility and (y) an amendment to the RMS Repurchase Agreement amending the events of default thereunder to include a cross-default provision relating to the Ditech Repurchase Agreement, substantially similar to the cross-default provision in the CS-Ditech Amendment. There is no guarantee that such Extension Conditions shall occur.

In addition, covenants requiring the CS-Ditech Facility to account for no more than a third of Ditech’s total committed financing capacity and requiring that Ditech maintain other master repurchase agreements with other counterparties in an amount equal to at least $500 million have been removed in the amended CS-Ditech Facility. In consideration for the amendment to the CS-Ditech Facility, Ditech has agreed to pay a fee to the Administrative Agent, which fee will be fully applied against any future arrangement fees, structuring fees, commitment fees, underwriting fees, upfront fees and/or similar fees paid or payable to the Administrative Agent or any of its Affiliates (on or prior to December 29, 2017) pursuant to any upsizing, refinancing or replacement of one or more warehouse facilities or other advance line of credit facilities of WIMC or any of its subsidiaries in connection with or in contemplation of the Restructuring. Furthermore, certain other economic terms were also amended pursuant to the CS-Ditech Facility Amendment.

WIMC has experienced reductions in availability under certain of its warehouse and advance facilities, through reductions in advance rates, changes to the terms of such facilities and otherwise, which has negatively impacted WIMC’s available liquidity and capital resources. The increase in funding available under the CS-Ditech Facility is expected to better position WIMC to ensure it has sufficient liquidity in the near-term, though no assurance can be given that WIMC will be successful in maintaining adequate financing capacity with its current or prospective lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Walter Investment Management Corp.

Date: October 24, 2017	By:	/s/ John J. Haas
John J. Haas, General Counsel, Chief Legal Officer and Secretary

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